Exhibit 10.3

SHARE SUBSCRIPTION AGREEMENT

by and between

Gamehaus Holdings Inc.

and

Techforge Co., Ltd

dated November 2, 2026

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THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made on November 2, 2026 by and between:

(1).	Gamehaus Holdings Inc., an exempted company incorporated under the laws of the Cayman Islands, with its Class A ordinary shares listed on the Nasdaq Capital Market and registered address at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009 (hereinafter referred to as “Gamehaus”); and

(2).	Techforge Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands, with its registered address at Palm Grove Unit 4, 265 Smith Road, George Town, P.O. Box 52A Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands (together with its wholly-owned subsidiaries, hereinafter referred to as the “Company”).

Gamehaus and the Company may be collectively referred to in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Gamehaus entered into a share purchase agreement as of November 2, 2026 with certain prior existing shareholders of the Company, pursuant to which Gamehaus acquired an aggregate of 7,778 ordinary shares, par value US$0.0001 per share, of the Company (“Ordinary Shares”), previously beneficially owned by such shareholders.

WHEREAS, on the terms and subject to the conditions set out in this Agreement, Gamehaus intends to purchase and acquire from the Company, an aggregate of 2,526 Ordinary Shares.

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements set forth herein as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, the Company and Gamehaus hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement the following words and expressions shall (unless the context requires otherwise) have the following meanings:

“Action” means any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry, or other proceeding, whether administrative, civil, or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws.

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Assets” is defined in Section 4.16.

“Benefit Plans” is defined in Section 4.21.

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“Business” means the business of the Company as currently conducted and as proposed to be conducted after the Closing.

“Business Day” means any day (which for these purposes ends at 5:30 pm local time) on which banks are open for commercial business in the State of New York other than a Saturday, Sunday or a public holiday.

“Claim” is defined in Section 6.3.

“Claim Notice” is defined in Section 6.3.1.

“Closing” is defined in Section 3.1.

“Closing Date” is in Section 3.2.

“Confidential Information” means any information of a confidential or commercially sensitive nature (however stored), whether or not marked as such, relating to the business, customers or financial or other affairs of the Parties.

“Company Disclosure Schedule” means the disclosure schedule of the Company attached hereto as Exhibit A.

“Company Shares” means issued and outstanding share capital of the Company.

“Company Share Subscription” is defined in Section 2.1.

“Contract” means any contract, agreement, undertaking, understanding, commitment, purchase order, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, license or other legally binding arrangement, whether written or oral.

“ERISA” is defined in Section 4.21.

“Encumbrance” means any rights of pledge, mortgage, liens or attachments or similar charges, right of first refusal, right of pre-emption, third party right or any other encumbrance having similar effect.

“Equity Securities” means, with respect to any Person, any share capital, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such share capital, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Financial Statements” is defined in Section 4.10.

“Fundamental Representations” is defined in Section 6.2.1.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Gamehaus Conditions” is defined in Section 7.1.

“Gamehaus Indemnified Party” is defined in Section 6.1.1.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern(s) its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association and the “Governing Documents” of a Cayman Islands limited liability company are its limited liability company agreement.

“Governmental Authority” means any nation or government or any province or state, municipal or local or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, stock or securities exchange and any self-regulatory organization.

“Governmental Orders” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Indemnified Party” is defined in Section 6.1.2.

“Indemnifying Party” is defined in Section 6.1.2.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, and other confidential information or proprietary rights.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, listing rule, decree, official policy or interpretation of any Governmental Authority as well as rules of a national stock exchange.

“Losses” is defined in Section 6.1.1.

“Leased Property” is defined in Section 4.15.2.

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“Material Adverse Effect” means a material adverse effect on the financial or trading position, condition (financial or otherwise), results of operations, profitability, shareholders’ equity, business, properties, general affairs, management or prospects of the Company or which could adversely affect the ability of the Company to perform its obligations under this Agreement, but excluding any effect resulting from or relating to (a) general political or economic conditions, general financial and capital market conditions (including interest rates) or general effects on any of the industries in which the Business is engaged, or, in each case, any changes therein (including as a result of (i) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war, or (ii) the occurrence of any other national or international calamity or crisis (including any act of terrorism or pandemic)); (b) any changes in Law, GAAP or any authoritative interpretations thereof; (c) the public announcement or the becoming public of the transactions contemplated by this Agreement (including any action or inaction by the Business’s customers, distributors, employees, suppliers or competitors, whether by reason of the identity of the buyer or otherwise); (d) any effect or circumstance with respect to which Gamehaus has consented to or otherwise waived, including any matter set forth on the Company Disclosure Schedule; or (e) any action taken or failed to be taken by the Company, any of its affiliates or any of its Representatives (i) at the written request of, or approved in writing by, the buyer, (ii) that is required or contemplated by this Agreement, or (iii) set forth on the Disclosure Schedule; provided that, in the case of the foregoing clauses (a) and (b), in the event that the Business is materially and disproportionately affected by such effect relative to other participants in the business and industries in which the Business is engaged, the extent (and only the extent) of such effect, relative to such other participants, on the Business may be taken into account in determining whether there has been a Material Adverse Effect.

“Ordinary Shares” is defined in the Preamble.

“Owned Real Properties” is defined in Section 4.15.1.

“Permits” is defined in Section 4.7.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairmen’s and other similar Encumbrances arising or incurred in the ordinary course of business with respect to charges not yet due and payable; (iii) statutory Encumbrances incurred in the ordinary course of business and not yet due and payable, including in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits; (iv) easements, rights of way, zoning, building, restrictions or similar conditions affecting or burdening the real property that would not, individually or in the aggregate, materially impair the use, financing or value of the real property in which they relate; (v) Encumbrances that will be released at or prior to the Closing; (vi) Encumbrances that do not, individually or in the aggregate, materially impair the ownership, financing, use or value of the underlying asset or present use of such asset; (vii) liabilities reflected on the financial statements and any Encumbrances related thereto.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority or other enterprise or entity of any kind or nature.

“Recoveries” is defined in Section 6.2.4.1.

“Regulation S” is defined in Section 5.5.

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

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“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a Subsidiary is a “wholly owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Subscribed Company Shares” is defined in Section 2.1.

“Subscription Amount” is defined in Section 2.1.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates, and documents executed and delivered in connection with the transactions contemplated hereunder.

“US$” means United States dollar, the lawful currency of the United States of America.

1.2.	In this Agreement (unless the context otherwise requires):

(a).	references to any document in the agreed form means a form of document agreed by all Parties and initialled on their behalf for the purposes of identification (or otherwise identified in writing as such by or on behalf of each of the Parties);

(b).	reference to any gender includes all genders, references to the singular includes the plural (and vice versa), and references to persons includes bodies corporate, unincorporated associations and partnerships (whether or not any of the same have a separate legal personality);

(c).	reference to writing includes any method of representing or reproducing words in a legible form;

(d).	reference to a section is to a section of this Agreement, and reference to a paragraph is to a paragraph of this Agreement;

(e).	reference to the Parties to this Agreement includes their respective permitted assigns and personal representatives;

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(f).	reference to any Party to this Agreement comprising more than one person includes each Person constituting that Party; and

(g).	the contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this Agreement.

Unless otherwise specifically provided, where any resolution or document is required by this Agreement to be signed by any person, the reproduction of the signature of such Person by fax or email attaching a true PDF copy shall suffice.

Unless otherwise specifically provided, any payment herein shall be denominated in US$.

2.	EQUITY INTEREST SUBSCRIPTION

2.1.	Subject to the terms and conditions of this Agreement, Gamehaus agrees to subscribe for, and the Company agrees to issue and allot to Gamehaus, 2,526 newly issued Company Shares (the “Subscribed Company Shares”), free of any and all Encumbrances (except for statutory liens or restrictions (whether on the transferability thereof or otherwise) imposed by applicable securities Laws), in consideration for a cash contribution in the aggregate amount of US$7.0 million (the “Subscription Amount”) (the “Company Share Subscription”).

2.2.	[Reserved].

2.3.	[Reserved].

2.4.	The capitalization of the Company immediately prior to the Closing and immediately after the Closing are:

	Immediately Prior to the Closing		Immediately After the Closing
Shareholders	Number of Ordinary Shares	Percentage of Share Capital	Number of Ordinary Shares	Percentage of Share Capital
Gamehaus	7,778	49.0%	10,304	56.0%
[●]	6,508	41.0%	6,508	35.4%
Other	1,588	10.0%	1,588	8.6%
Total	15,874	100.0%	18,400	100.0%

3.	CLOSING AND PAYMENT OF PURCHASE PRICE

3.1.	Closing. The Company Share Subscription shall take place concurrently on the Closing Date (the “Closing”), subject to all Gamehaus Conditions having been fulfilled or waived in accordance with Section 7.1.

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3.2.	Closing Date. The Closing shall be held remotely via electronic exchange of documents and take place on a Business Day within thirty days of the date of this Agreement, remotely or at such location as may be agreed to by the Parties (including via exchange of electronic signatures) on which the conditions to the Closing set forth below are satisfied or waived (or such other date as is mutually agreed to by the Parties) (the “Closing Date”).

3.3.	Closing Deliverables.

3.3.1.	The Company shall deliver to Gamehaus at the Closing:

(a).	a copy of Transaction Documents, duly executed by the Company;

(b).	a certified copy of the register of members of the Company evidencing the Subscribed Company Shares; and

(c).	a copy of duly adopted resolutions of the board of directors of the Company approving all the transactions contemplated hereunder.

3.3.2.	Gamehaus shall deliver to the Company at the Closing:

(a).	a copy of Transaction Documents, duly executed by Gamehaus; and

(b).	a copy of duly adopted resolutions of the board of directors of Gamehaus approving all the transactions contemplated hereunder.

3.4.	Payment of Subscription Amount.

On or prior to the Closing Date, subject to the conditions set out in this Agreement, Gamehaus shall deposit, or cause to be deposited, the Subscription Amount by wire transfer of immediately available funds to the account designated by the Company, as set forth below or as otherwise provided in writing by the Company to Gamehaus:

Account Name:

Bank Name:

Bank Address:

Account Number:

ABA Routing Number:

SWIFT CODE:

Beneficiary Address:

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Gamehaus, that each of the followings is true, correct and complete as of the date of this Agreement and as of the Closing.

4.1.	Organization, Standing and Qualification. The Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the jurisdiction of organization and has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on its Business, and to perform each of its obligations under each Transaction Documents and all other agreements contemplated hereunder and thereunder. The Company is not insolvent or unable to pay its debts when due, or is in liquidation under the Laws of the jurisdiction of organization or in which its assets are located. No order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of the Company and no distress, execution or other process has been levied on any the Company’s assets. The Company is not in default under, or in violation of, any provision of its memorandum and articles of association.

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4.2.	Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2 of the Company Disclosure Schedule. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

4.3.	Due Authorization. The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to conduct and perform its obligations thereunder. All corporate action on the part of each of the Company, its respective officers, directors and shareholders necessary for the authorization and execution of each Transaction Document, the authorization, transfer and delivery of all of the Subscribed Company Shares, as applicable, and the performance of its respective obligations under each Transaction Document and all other agreements contemplated hereunder and thereunder, has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by the Company, are valid and legally binding obligations of the Company, enforceable in accordance with its respective terms.

4.4.	Approvals. Each approval, authorization or consent which is required to be obtained by the Company in connection with the valid execution, delivery and performance of the Transaction Documents and the consummation of the transactions hereunder has been duly obtained or completed and is in full force and effect, or will be duly obtained or completed prior to the Closing.

4.5.	Non-Contravention. The execution, delivery and performance by the Company of and compliance with this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereunder and thereunder, will not result in (i) any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the charter documents of the Company, (b) any term or provision of any contract to which the Company is a party or by which it is bound, or (c) any applicable law or Governmental Order material to the Business of the Company, or (ii) the creation or imposition of any Encumbrance upon, or with respect to, the Company Shares, the Company or its business, operations, assets, liabilities or condition (financial or otherwise) as a whole.

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4.6.	Capitalization of the Company.

4.6.1.	As of the date of this Agreement, the share capital of the Company consists of US$50,000 divided into 500,000,000 shares of par value US$0.0001 each, of which 15,874 are issued and outstanding. Set forth in Section 4.6.1 of the Company Disclosure Schedule is a true, correct and complete list of each record holder of Company Shares and the number of shares of the Company held by each such holder as of the date hereof, which in aggregate constitute the entire issued, outstanding and paid-up share capital of the Company as of the date hereof. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and allotted and are fully paid; (ii) have been offered and issued by the Company in compliance with applicable Law, including the Cayman Companies Act and federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable contracts governing the issuance or allotment of such securities to which the Company is a party or otherwise bound; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) were issued free and clear of any Liens (other than the Company’s own Lien as provided for in the Company Charter). All filings and returns required by applicable Law to be delivered or made by the Company to the Registrar of Companies of the Cayman Islands or Governmental Authorities in any other jurisdiction in respect of all issuances and transfers of Company Shares have been duly and correctly delivered or made on a timely basis.

4.6.2.	Immediately prior to the Closing, (i) Gamehaus beneficially owns 7,778 Ordinary Shares, representing 49.0% of the total issued and outstanding share capital of the Company, (ii) [●] beneficially owns 6,508 Ordinary Shares, representing 41.0% of the total issued and outstanding share capital of the Company, and (iii) other shareholders beneficially owns an aggregate of 1,588 Ordinary Shares, representing 10.0% of the total issued and outstanding share capital of the Company.

4.6.3.	All Subscribed Company Shares are and as of the Closing shall be free of any and all Encumbrance, except for (i) rights imposed under memorandum and articles of association of the Company and the Transaction Documents and (ii) statutory liens or restrictions (whether on the transferability thereof or otherwise) for or created by applicable securities Laws. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued shares of, or obligating the Company to issue or sell any shares of, or any other interest in, the Company.

4.6.4.	Except for disclosed in Section 4.2 of the Company Disclosure Schedule, the Company does not own and has never otherwise owned, directly or indirectly, any share capital of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

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4.7.	Permits. Except for the documents used for the establishment of the Company and except as set forth in Section 4.7 of Company Disclosure Schedule, the Company has not obtained any licenses, permits, authorizations, franchises and certifications of Governmental Authorities and non-Governmental Authorities (the “Permits”), and there are no other Permits that are required for the Company or the Business that the Company is required to obtain or should hold for the conduct of the Business as currently conducted. The Company has complied in all respects with all such Permits, and all such Permits are valid, in full force and effect, and not subject to any pending or threatened suspension, revocation or invalidation or any basis therefor. There are no grounds on which any requisite Permit will not be granted or renewed by the relevant Governmental Authorities.

4.8.	Compliance. The Company is in compliance in all material respects with all applicable Laws and Governmental Orders. No event has occurred, and no circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of such entity to comply with, any applicable Laws or Governmental Order. The Company has not received any notice from any Governmental Authority regarding any of the foregoing. The Company is not under investigation with respect to any violation of any Law or Governmental Order.

4.9.	Litigation. There is no Action pending or currently threatened, against the Company or, any of its officers, directors or employees with respect to the assets, intellectual properties or the Business of the Company.

4.10	Financial Matters.

4.10.1	Section 4.10.1 of Company Disclosure Schedule are true and correct copies of (i) the unaudited balance sheet of the Company as of June 30, 2025 and 2026; (ii) the unaudited balance sheet of the Company as of the Closing Date; and (iii) the unaudited statements of profit or loss of the Company for the June 30, 2025 and 2026.

4.10.2	The financial statements referred to in Section 4.10.1 above are collectively referred to herein as the “Financial Statements.” The Financial Statements (i) are complete and accurate in and fairly present the financial condition of the Company at the respective dates thereof and their respective results of operations and cash flows for the periods then ended, (ii) were prepared in accordance with the books and records of the Company, and (iii) were prepared in accordance with GAAP, consistently applied during the periods covered thereby subject, in the case of the unaudited Financial Statements, normal year-end adjustments that will not be, individually or in the aggregate, material. None of the Financial Statements contains any material items of revenue or gain outside of the ordinary course of business, except as expressly set forth therein. Any deferred revenue of the Company as of the Closing exceeds the Company’s cost to perform the services related to such deferred revenue. There has been no change in any of the significant accounting policies, practices or procedures of the Company. The Company has adequate internal accounting controls to ensure that all transactions are recorded on its books and records as necessary to permit the accurate preparation of financial statements in accordance with GAAP, consistently applied. There has been no fraud, intentional misrepresentation or intentional misconduct in connection with the preparation of the Financial Statements or Company operations or any allegation of the foregoing.

4.10.3	The Company does not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

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4.11	Books and Records. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.12	Indebtedness and Security. The Company does not have any secured creditors holding fixed or floating security interests with respect to any securities or assets of the Company, and the Company does not have any outstanding unsecured financial indebtedness.

4.13	No Material Adverse Changes. Since June 30, 2026, (i) the Company has operated only in the usual and ordinary course of business (including the collection of accounts receivable and the payment of accounts payable and capital expenditures), (ii) there has been no event or condition which individually, or together with any other events or conditions, has had or reasonably could have a Material Adverse Effect on the Business or the affairs, assets, condition (financial or otherwise), prospects, results of operations or cash flows of the Company, whether or not such effect is foreseeable.

4.14	No Direct Selling Efforts. Neither the Company, nor any person acting on its or their behalf, has engaged in any form of general solicitation or direct selling efforts as that term is defined in Rule 902 of Regulation S (as defined below) in connection with the offer or sale of the Subscribed Company Shares.

4.15	Real Property.

4.15.1	Section 4.15.1 of Company Disclosure Schedule sets forth the interest in all real properties owned by the Company or in which the Company owned any interest (the “Owned Real Properties”). The Company has full title to all of the Owned Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances.

4.15.2	Section 4.15.2 of Company Disclosure Schedule sets forth each interest in real property leased or used by the Company, the lessor of such leased property, the annual rent payable by the Company in respect of such leased property, and each lease or any other arrangement under which such property is leased or used (the “Leased Property”).

4.15.3	The Leased Property and Owned Real Property include all real property necessary for the conduct of the Business as currently conducted.

4.15.4	The utilization of the Owned Real Properties and Leased Properties are in compliance, in all material respects, with all Laws relating to the zoning, land use, and land planning.

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4.16	Other Property and Assets. The Company has good title to, a valid leasehold or license interest in or otherwise have the legal right to use, each item of equipment, personal property and other assets used by it in its Business (the “Assets”), free and clear of all Encumbrance other than Permitted Encumbrances. The Assets include all personal property and assets reasonably necessary for the conduct of the Business as currently conducted. All Assets of the Company necessary for the operation of the Business are in good operating condition and repair, normal wear and tear excepted. All infrastructure and utility services necessary for the operation and maintenance of the Business are available and completely provided in accordance with the relevant agreements with any of the providers of infrastructure or utility, as the case may be.

4.17	Intellectual Property.

4.17.1	Section 4.17.1 of the Company Disclosure Schedule lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered as of the date of this Agreement (“Company Registered Intellectual Property”), and material proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable.

4.17.2	Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Encumbrances (other than Permitted Encumbrances), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the Business and its Subsidiaries in substantially the same manner as such Business has been operated during the twelve (12) months prior to the date hereof.

4.17.3	The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending before any Governmental Authority to which the Company or any of the Company’s Subsidiaries is a named party, or, to the knowledge of the Company, that is threatened against the Company or its Subsidiaries, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

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4.17.4	To the knowledge of the Company, the AI-generated outputs generated by the Company’s customers do not materially infringe, misappropriate, or otherwise violate any third party Intellectual Property rights. The Company has disclosed to its customers any material limitations regarding ownership, licensing, or exploitation rights relating to AI-generated scripts, images, videos, voice recordings, digital avatars, or other generated content.

4.17.5	To the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries.

4.17.6	The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any such trade secrets or such other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of such trade secret or other rights in and to such information.

4.18	Privacy and Cybersecurity.

4.18.1	The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information (including, to the extent constituting such applicable Laws, all related implementing rules, regulations, guidelines and circulars of data privacy regulators implementing or enforcing such Laws), (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems; in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights by the Company or its Subsidiaries in connection with the foregoing, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries taken as a whole.

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4.18.2	During the last three (3) years, there have been, no breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) during the last twelve (12) months, there have been no disruptions in any such information technology systems; in each case, that materially adversely affected the Company’s and its Subsidiaries’ business or operations, taken as a whole, and have not been remedied in all material respects. The Company and its Subsidiaries take commercially reasonable measures (and any other measures required by applicable Law) designed to protect personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, during the last three (3) years, neither the Company nor any Subsidiary of the Company has (A) experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing incident, nor to the knowledge of the Company has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

4.19	Employment Matters.

4.19.1	The Company has at all times complied in all respects with all applicable Laws in respect of employees.

4.19.2	The Company has paid its current and former employees all wages, salaries, commissions, accrued vacations, bonuses, and other compensation for services to which they are entitled from the Company under any Laws, plan, arrangement or agreement.

4.19.3	There are not currently, nor have there been any administrative or judicial charges or complaints pending or threatened against the Company by any Governmental Authority concerning any employment-related matters or other matters relating to Persons who have performed work for it.

4.19.4	The Company’s employees are not represented by a union or works council, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union or works council pending or threatened against the Company.

4.20	Artificial Intelligence and Training Data.

4.20.1	The Company owns, or possesses valid and enforceable rights to use, all AI models, algorithms, software, datasets, source code, training materials, model weights, prompts, and other technology used in its Business, free and clear of any Encumbrances. The Company’s use of third-party AI models and services complies with all applicable license terms, acceptable use policies, and contractual restrictions.

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4.20.2	All datasets, content, images, videos, audio recordings, scripts, subtitles, and other materials used to train, fine-tune, validate, or improve the Company’s AI models have been obtained, licensed, or used in compliance with applicable Laws, contractual restrictions, and intellectual property rights. The Company has not knowingly collected, scraped, downloaded, or otherwise acquired training data in violation of applicable Laws, website terms of service, copyrights, database rights, privacy Laws, or contractual restrictions.

4.21	ERISA; Benefit Plans.

4.21.1	The Company has no existing, nor any intended, employee compensation or benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company for the benefit of current or former employees, contractors or directors of the Company, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) (collectively, the “Benefit Plans”).

4.21.2	The consummation of the Transaction (alone or in conjunction with any other event, including any termination of service on or following the Closing) will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting of compensation or benefits of or increase the amount of compensation or benefits due to any individual.

4.22	Tax Matters.

4.22.1	All Tax Returns required to be filed by or with respect to the Company have been properly and timely filed. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all Laws. No claim has ever been made in writing to the Company by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and the Company does not conduct its business in, nor derive income from within or allocable to, any state, local, territorial or foreign jurisdiction other than those for which all Tax Returns have been furnished or made available to Gamehaus.

4.22.2	The Company has timely paid all Taxes which are due, whether or not shown on such Tax Returns, and for Taxes that are not yet due, the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the most recent Balance Sheet for such Taxes.

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4.22.3	There are no actions, examinations, audits or proceedings currently pending or, to the knowledge of the Company, threatened against the Company by any Governmental Authority, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any Governmental Authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations or audits of any Tax Return of the Company by any Governmental Authority have been paid or are being contested in good faith. There are no Tax liens on any of the assets of the Company except for liens for Taxes not yet due or payable. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding.

4.22.4	The Company is not a party to or bound by or has any obligation under any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement or arrangement and the Company does not have any liability for Taxes of any Person (other than the Company) or any liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee, successor or guarantor or by contract, indemnification or otherwise.

4.22.5	The Company has withheld all amounts from its respective employees, agents, creditors, independent contractors and other Persons required to be withheld under the Tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign Laws, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, agent, creditor, independent contractor, or other Person.

4.22.6	The Company has not received any written ruling of a Governmental Authority relating to Taxes or entered in any written and legally binding agreement with a Governmental Authority relating to Taxes. The Company has delivered or made available to Gamehaus for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal, state, local and foreign income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not expired.

4.22.7	Neither the Company nor any of its Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the U.S. U.S. Internal Revenue Code of 1986, as amended.

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4.23	Anti-Corruption Compliance.

4.23.1	Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective employees, agents, or other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable Anti-Bribery Laws; (ii) been in violation of any Anti-Bribery Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity (“Government Official”), in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Laws.

4.23.2	Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Bribery Laws.

4.23.3	As of the date hereof, there are no current or pending internal investigations, or, to the knowledge of the Company, any third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

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4.24	Anti-Money Laundering, Sanctions and International Trade Compliance.

4.24.1	The Company and its Subsidiaries, and each of their respective directors officers, and to the knowledge of the Company, each of their respective employees, agents, and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been for the past three (3) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all material licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions relating to the business operations of the Company or its Subsidiaries, including for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past three (3) years been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to violations of Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

4.24.2	Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past three (3) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

4.24.3	The Company and its Subsidiaries have in place policies, procedures, controls, and systems reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Sanctions.

4.25	Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.26	Insurance. The Company will not assume liability or obligation regarding any insurance policies in any way as a result of the Transaction.

4.27	Brokers. The Company does not have any liability or obligation to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Gamehaus could become liable or obligated.

5.	REPRESENTATIONS AND WARRANTIES OF GAMEHAUS

Except (a) as set forth in the statements, prospectuses, registration statements, forms, schedules, reports and other documents filed or furnished with the U.S. Securities and Exchange Commission by Gamehaus on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto), (b) as otherwise explicitly contemplated by this Agreement, the other Transaction Documents or in connection with the transactions, Gamehaus represents and warrants to the Company, that each of the followings is true, correct and complete as of the date of this Agreement and as of the Closing:

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5.1.	Organization, Standing and Qualification. Gamehaus is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the jurisdiction of organization and has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on its Business, and to perform each of its obligations under each Transaction Documents and all other agreements contemplated hereunder and thereunder. Gamehaus is not insolvent or unable to pay its debts when due, or is in liquidation under the Laws of the jurisdiction of organization or in which its assets are located. No order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of Gamehaus and no distress, execution or other process has been levied on any assets of Gamehaus.

5.2.	Due Authorization. Gamehaus has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to conduct and perform its obligations thereunder. All corporate action on the part of Gamehaus, its officers, directors and shareholders necessary for the authorization and execution of each Transaction Document, and the performance of its respective obligations under each Transaction Document and all other agreements contemplated hereunder and thereunder, has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by Gamehaus are valid and legally binding obligations of Gamehaus, enforceable in accordance with their respective terms.

5.3.	Approvals. Each approval, authorization or consent which is required to be obtained by Gamehaus in connection with the valid execution, delivery and performance of the Transaction Documents and the consummation of the transactions hereunder has been duly obtained or completed and is in full force and effect, or will be duly obtained or completed prior to the Closing.

5.4.	Non-Contravention. The execution, delivery and performance by Gamehaus of and compliance with this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereunder and thereunder, will not result in (i) any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the charter documents of Gamehaus, or (b) any applicable Laws or Governmental Order, or (ii) the creation or imposition of any Encumbrance upon, or with respect to, the Company Shares, the Company or its business, operations, assets, liabilities or condition (financial or otherwise) as a whole.

5.5.	Regulation S. Gamehaus (i) is not a “U.S. person” (as defined in Regulation S (“Regulation S”) under the Securities Act of 1933, as amended), (ii) is outside the United States and will be outside the United States on the Closing Date and (iii) did not acquire the Subscribed Company Shares as a result of any directed selling efforts in the United States (within the meaning of Regulation S).

5.6.	Brokers. Gamehaus does not have any liability or obligation to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Company could become liable or obligated.

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6.	INDEMNIFICATION

6.1.	Indemnification.

6.1.1.	Indemnification by the Company. Subject to the terms, conditions and limitations set forth in this Agreement, from and after the Closing Date, the Company shall indemnify and hold Gamehaus and its affiliates, and the respective controlling persons, directors, officers, and employees of any of the foregoing (each, an “Gamehaus Indemnified Party”) harmless from and against, and compensate and reimburse the Gamehaus Indemnified Party for, all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”) suffered or incurred by the Gamehaus Indemnified Party, as a result of any breach of the Company’s warranties, representations or obligations hereunder.

6.1.2.	Indemnification by Gamehaus. Subject to the terms, conditions and limitations set forth in this Agreement, from and after the Closing Date, Gamehaus (for purposes of this Section 6, together with the Company, the “Indemnifying Parties” and each, an “Indemnifying Party”) shall indemnify and hold the Company and its affiliates, and the respective controlling persons, directors, officers, and employees of any of the foregoing (the “Company Indemnified Party” and together with the Gamehaus Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”) harmless from and against, and compensate and reimburse the Company Indemnified Party for, all Losses suffered or incurred by the Company Indemnified Party, as a result of any breach of Gamehaus’ warranties, representations or obligations hereunder.

6.2.	Limitations on Indemnification.

6.2.1.	Timing of Claim. Notwithstanding the provisions of Section 6.1 above, no Indemnified Party shall be entitled to make any claim for indemnification for breach of any representation or warranty as provided in Section 6.1 unless such claim shall have been made in writing no later than twelve (12) months following the Closing Date, other than for breaches of those representations made in Sections 4.1 (Organization, Standing and Qualification), 4.3 (Due Authorization), 4.6 (Capitalization of the Company), 4.27 (Brokers), 5.1 (Organization, Standing and Qualification), 5.2 (Due Authorization) and 5.6 (Brokers) (“Fundamental Representations”), as to which a claim may be made at any time following the Closing Date and prior to the expiration of the applicable statute of limitations.

6.2.2.	Limitations on Liability. Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to any indemnification hereunder in respect of any Loss to the extent caused solely by the negligence, wilful misconduct, bad faith or failure to perform obligations under the Transaction Documents of such Indemnified Party.

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6.2.3.	Mitigation and Limitation of Claims Reasonable Steps to Mitigate. Each Indemnified Party shall use commercially reasonable steps to mitigate all Losses relating to a claim in respect of which the Indemnified Party is entitled to indemnification pursuant to this Section 6.

6.2.4.	Subsequent Recoveries. If the amount of any Indemnified Party’s Loss, at any time subsequent to an Indemnifying Party’s making of a payment under this Section 6, is reduced by recovery, settlement, or otherwise under or pursuant to any applicable insurance coverages, or pursuant to any applicable claim, recovery, settlement, or payment by or against any other Person, without duplication of any amount already reducing such Losses (collectively, “Recoveries”), the amount of such Recoveries (net of all costs and expenses of collection paid to third parties (including court costs and attorney and other advisor fees and expenses) and increases in premiums attributable to such Recoveries) shall be repaid by such Indemnified Party to such Indemnifying Party within ten (10) Business Days after receipt thereof (or credit therefor) by such Indemnified Party, up to the aggregate amount of the payments made by such Indemnifying Party to such Indemnified Party.

6.3.	Indemnification Procedure. Subject to Section 6.1, the Indemnified Party may elect to make a claim for indemnification (the “Claim”) for breaches of the Indemnifying Party’s warranties, representations or obligations hereunder. All Claims by the Indemnified Party under this Agreement shall be asserted and resolved as follows:

6.3.1.	The Indemnified Party shall deliver a written notice notifying the Indemnifying Party with reasonable promptness of such Claim and specifying the nature of and basis for such Claim, together with the amount thereof, or if not then reasonably ascertainable, the estimated amount thereof, determined in good faith (the “Claim Notice”).

6.3.2.	If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to such Claim, or fails to notify the Indemnified Party within fifteen (15) Business Days whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such third party Claim, the Losses in the amount specified the Claim Notice will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such Losses in the amount specified in the Claim Notice to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) Business Days after the date on which the Indemnifying Party delivered notice to the Indemnified Party that it disputes its liability with respect to such Claim, such dispute shall be resolved by arbitration in accordance with Section 8.11 hereof.

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7.	PRE-CLOSING CONDITIONS AND COVENANTS

7.1.	Closing Conditions. The consummation of the Closing by Gamehaus is subject to the fulfilment by the Company or waiver by Gamehaus on or prior to the Closing of each of the following conditions (collectively, the “Gamehaus Conditions”):

7.1.1.	Performance. The Company shall have performed and complied with all of its agreements, obligations and conditions contained in this Agreement on or before the Closing in all aspects.

7.1.2.	No Material Adverse Effect. There shall not have occurred and be continuing a Material Adverse Effect.

7.1.3.	Corporate Approvals. The Company shall have duly attended to and carried out all corporate procedures required under the Laws in connection with the Transaction Documents and the Transactions contemplated hereunder, including the approval of the execution, delivery and performance by it.

7.1.4.	Good Standing Certificate. The Company shall have delivered to Gamehaus a good standing certificate (or its equivalent) for the Company from the Registrar of Companies of the Cayman Islands.

7.1.5.	No Injunction, Order, Etc. There shall be no injunction, order or decree of any nature of any court or Governmental Authority that prohibit, restrain, enjoin or otherwise adversely affect the Company Shares Subscription and other transactions contemplated hereunder.

7.2.	Post-Closing Undertakings. Gamehaus may, within three months after the Closing Date, develop personnel adjustment proposals, which may include measures such as layoffs, hiring of new employees, modifications to the terms of employment of existing employees, or altering employee or labor engagement models, and the Company shall cooperate with Gamehaus regarding the implementation of such proposals.

8.	MISCELLANEOUS

8.1.	Force Majeure.

8.1.1.	No Party shall be liable to the other or be deemed to be in breach of this Agreement by reason of any delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure was beyond that Party’s reasonable control (including, without limitation, any strike, lockout or other industrial action, act of God, war or threat of war, accidental or malicious damage, settlement system failure or interruption, banking operation suspension or interruption, prohibition or restriction by governments or other legal authority or other events recognized as force majeure events by normal international commercial customs).

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8.1.2.	A Party claiming to be unable to perform its obligations under this Agreement (either on time or at all) in any of the circumstances set out in Section 8.1.1 must immediately notify the other Parties of the nature and extent of the circumstances in question, and shall provide evidence of the occurrence and continuance of the events set out in Section 8.1.1 within fifteen (15) days after such occurrence.

8.1.3.	The Parties shall resume performance of its obligations under this Agreement when such circumstances have ceased to have effect on the performance of this Agreement.

8.2.	Taxes and Costs.

8.2.1.	The Company shall be solely responsible for and shall indemnify Gamehaus against any and all tax liabilities, including but not limited to stamp duties, income taxes, sales taxes, and any other taxes, assessments, or governmental charges, that arise from or relate to the operations of the Company prior to the Closing. Gamehaus shall have no obligation to pay any such tax liabilities incurred prior to the Closing.

8.2.2.	Except as otherwise provided herein, each Party shall be responsible for all fees and expenses incurred by it in relation to the transactions contemplated hereunder.

8.3.	Termination and Survival.

8.3.1.	The Parties may terminate this Agreement by mutual agreement.

8.3.2.	Upon termination, this Agreement shall cease to have any force and effect on the Parties except in respect of (i) Sections 8.3 to 8.4, and 8.6 to 8.12; and (ii) any rights or remedies accrued to a Party prior to the termination of this Agreement.

8.4.	No Partnership. Nothing contained in this Agreement shall be deemed to constitute a partnership between the Parties or any of them.

8.5.	[Reserved].

8.6.	Announcements and Confidentiality.

8.6.1.	No announcement concerning this Agreement or the other Transaction Documents shall be made by one Party (whether prior to or after the Closing Date) without the prior approval of the other Party (such approval shall not be unreasonably withheld or delayed) except for such announcement as may be required by applicable Laws binding on the relevant Party, in which event the disclosing Party shall use its reasonable efforts to notify the other Parties prior to such announcement.

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8.6.2.	In addition to the foregoing, the Parties understand and acknowledge that this Agreement and other Transaction Documents, the oral or written information exchanged between or obtained by the Parties and their affiliates as a result of the Transaction Documents, the information related to any dispute arising from or in connection with the performance, interpretation, breach, termination or validity of the Transaction Documents are all Confidential Information. The Parties shall, and shall procure each of their representatives (including but not limited to any senior management staff, director, employee, shareholder, agent or affiliate), keep confidential and not disclose to any third party (excluding any Parties’ affiliate and professional advisor) the Confidential Information unless:

(a).	the Confidential Information is or becomes generally available to the public other than as a result of a disclosure by a Party or its representatives or a third party source that was bound by a confidentiality agreement;

(b).	the Confidential Information was available to the Party or its representatives on a non-confidential basis prior to its disclosure by another Party hereto or its representatives; and

(c).	the Confidential Information is required to be disclosed under applicable Law, including but not limited to the disclosure made in accordance with any listing rule or any securities regulatory authority, in which case the Party having a disclosure obligation shall, as per the requirements of other Parties, seek possible confidential treatments, to the extent permissible by applicable Law, for the Confidential Information subject to disclosure.

8.7.	Entire Agreement. This Agreement, the other Transaction Documents constitute the entire understanding and agreement between the parties hereto and thereto with regard to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or the other Transaction Documents shall be construed to terminate or supersede any written and expressly legally binding agreement executed by the Parties or any of their respective affiliates previously.

8.8.	Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereunder on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties hereto. In such event, the parties hereto shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly reflects the parties’ intent in entering into this Agreement.

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8.9.	Notices. Any notice given to a Party under or in connection with this Agreement shall be in writing and in the English language and shall be: (i) delivered by hand or by pre-paid first class post or other next working day delivery service; or (ii) send by e-mail, and in each case shall be sent to the Party for the attention of the contact and at the address specified immediately below.

To Gamehaus:

Address: 19th Floor, Shanghai Technology Investment Building, No. 1699, Zhongke Road, Pudong New District, Shanghai, People’s Republic of China, 201203

Contact Person: Ling Yan

Email: linda.yan@gamehaus.com

To the Company:

Address: 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands

Contact Person: Xiaofei Xie

Email: legal@anamana.com

8.10.	Governing law. This Agreement will be governed by and construed in accordance with the laws of State of New York without giving effect to conflict of laws principles.

8.11.	Dispute Resolution.

8.11.1.	Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. The tribunal will consist of one arbitrator. The place of arbitration will be New York, New York. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.11.2.	No party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction from a court.

8.11.3.	The breaching Party shall bear the attorney fees and arbitration fees of the non-breaching Party.

8.11.4.	EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

8.11.5.	The award of the arbitration tribunal shall be final and binding. The Parties shall waive their rights of appeal, if any, to the extent allowed by law.

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8.12.	Variations. No variation of this Agreement or any other Transaction Documents shall be valid unless it is in writing and signed by or on behalf of all Parties.

8.13.	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

8.14.	No Third Party Beneficiaries. No one other than a party to this Agreement (including their successors and permitted assignees, to the extent permitted under the terms of this Agreement) shall have any right to enforce any of its terms.

8.15.	Waiver. Any term or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such Party. No failure on the part of any Party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy by either Party precludes any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by either Party hereto of any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

8.16.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery by facsimile or by email of a PDF copy, of a counterpart of this Agreement executed by a Party (including by electronic signature) shall constitute delivery by such Party of such Party’s executed counterpart of this Agreement. Photostatic copies of this Agreement may be originally or electronically executed by the Parties hereto, and such copies shall be deemed originals and shall be valid, binding and enforceable as such.

[Signature pages to follow]

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IN WITNESS of which the Parties or their duly authorized representatives have executed this Agreement.

Gamehaus Holdings Inc.

By:
Name:
Title:

[Signature Page to Share Subscription Agreement]

IN WITNESS of which the Parties or their duly authorized representatives have executed this Agreement.

Techforge Co., Ltd

By:
Name:
Title:

[Signature Page to Share Subscription Agreement]

EXHIBIT A

Company Disclosure Schedule